Exhibit 99.1

LONE PINE RESOURCES INC. SUITE 1100, 640 - 5TH AVENUE SW CALGARY, ALBERTA T2P 3G4

News Release

Lone Pine Resources Announces Management Changes

Board Appoints David M. Fitzpatrick as Interim Chief Executive Officer
and Initiates Search for Permanent CEO

CALGARY, ALBERTA, February 27, 2013 — Lone Pine Resources Inc. (“Lone Pine” or the “Company”) (NYSE, TSX: LPR) announces that the Company’s Board of Directors has appointed David M. Fitzpatrick, an experienced industry leader and member of the Lone Pine Board of Directors, to serve as Interim Chief Executive Officer, effective immediately. Lone Pine also announces that the Board of Directors has terminated the employment of David M. Anderson as President & Chief Executive Officer and Edward J. Bereznicki as Executive Vice President & Chief Financial Officer.

Patrick R. McDonald, the Chairman of the Board of Directors, stated, “On behalf of the Board, I thank David and Ed for their contributions to the Company. We wish them well in their future endeavors.”

The Board has initiated a search process for a permanent Chief Executive Officer, and has retained Korn/Ferry International, a leading executive recruiting firm, to assist in the process.

Mr. McDonald continued, “We are fortunate to have a proven leader of David Fitzpatrick’s caliber to step into the role of Interim CEO. As a member of the Lone Pine Board of Directors since completion of the Company’s initial public offering in June 2011, Dave has an intimate knowledge of the Company’s management team and assets. Furthermore, Dave has more than 10 years of experience as a CEO in the industry, and has successfully built, grown and managed public and private oil and gas companies. His experience will be invaluable to Lone Pine as we continue the development of our high quality assets and conduct our search for a permanent CEO.”

Mr. McDonald concluded, “Lone Pine has valuable assets, hard-working and talented employees, and tremendous potential, and the Board is confident that the Company can significantly increase shareholder value. We will remain focused on the development of our Evi Field Slave Point Formation light oil project, completing our core asset review, strengthening our balance sheet and providing additional liquidity to fund development of our portfolio of high quality light oil and natural gas assets. Among Dave’s first priorities will be to personally involve himself in Lone Pine’s Evi field development plan and the core asset review process.”

About David M. Fitzpatrick

Mr. Fitzpatrick, age 54, has been a member of the Board since completion of the Company’s initial public offering in June 2011. Mr. Fitzpatrick is an independent businessman and from 1996 to 2007, he served as President, Chief Executive Officer and Director of Shiningbank Energy Ltd. (acquired by PrimeWest Energy Trust), an oil and gas company. From June 2008 to September 2008, Mr. Fitzpatrick was a principal at Richardson Capital Ltd., the private equity division of Richardson Financial Group. Mr. Fitzpatrick serves as a director of Twin Butte Energy Ltd. (since July 2008), Pinecrest Energy Inc. (since May 2010) and Eagle Energy Trust (since November 2010). Prior directorships include Strike Petroleum Ltd., PrimeWest Energy Trust, Enerchem International Inc. and Compton Petroleum Corporation. Mr. Fitzpatrick is a member of the Society of Petroleum Engineers, the Association of Professional Engineers, Geologists and Geophysicists of Alberta and has a Chartered Director designation.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Canadian securities laws. All statements, other than statements of historical facts, that address activities that Lone Pine assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this news release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Lone Pine cautions that plans for the hiring of a permanent CEO, the review of its asset portfolio, the Company’s business strategy and its plans for development of its assets, and other forward-looking statements relating to Lone Pine are subject to all of the risks and uncertainties normally incident to such endeavors.

These risks relating to Lone Pine include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves and other risks as described in reports that Lone Pine files with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and the other reports that Lone Pine files with the SEC and with Canadian securities regulators.  Any of these factors could cause Lone Pine’s actual results and plans to differ materially from those in the forward-looking statements.

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Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and light oil in Canada.  Lone Pine’s principal reserves, producing properties and exploration prospects are located in Canada in the provinces of Alberta, British Columbia, and Quebec and the Northwest Territories.  Lone Pine’s common stock trades on the New York Stock Exchange and the Toronto Stock Exchange under the symbol LPR.  For more information about Lone Pine, please visit its website at www.lonepineresources.com.

For further information please contact:

David M. Fitzpatrick

Interim Chief Executive Officer

Tel.: (403) 292-8000

Shane K. Abel

Vice President, Finance & Treasurer

Tel.: (403) 292-8000